Exhibit 10.3

SECOND AMENDMENT TO AMENDED AND RESTATED GUARANTY

THIS SECOND AMENDMENT TO AMENDED AND RESTATED GUARANTY (this “Amendment”), dated as of June 29, 2017 (the “Effective Date”), is made by RAIT FINANCIAL TRUST., a Maryland real estate investment trust, whose address is Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, Pennsylvania 19103 (“Guarantor”), for the benefit of CITIBANK, N.A., whose address is 388 Greenwich Street, New York, New York 10013 (together with its successors and/or assigns, “Buyer”), and is acknowledged and agreed to by RAIT CMBS CONDUIT I, LLC, a Delaware limited liability company, whose address is c/o RAIT. Financial Trust, Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, Pennsylvania 19103 (“RAIT I”) and RAIT CRE CONDUIT III, LLC, a Delaware limited liability company, whose address is c/o RAIT. Financial Trust, Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, Pennsylvania 19103 (“RAIT III”; and together with RAIT I, collectively, “Seller”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into that certain Amended and Restated Master Repurchase Agreement, dated as of July 28, 2014, as amended by that certain First Amendment to Amended and Restated Master Repurchase Agreement, dated as of September 28, 2015, as further amended by that certain Second Amendment to Amended and Restated Master Repurchase Agreement, dated as of July 28, 2016 (collectively, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time, the “Repurchase Agreement”);

WHEREAS, in connection with the Repurchase Agreement, Guarantor is a party to that certain Amended and Restated Guaranty, dated as of July 28, 2014, as amended by that certain First Amendment to Amended and Restated Guaranty, dated as of December 12, 2014 (collectively, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time, the “Guaranty”), made for the benefit of Buyer;

WHEREAS, all capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Repurchase Agreement or the Guaranty, as applicable;

WHEREAS, the parties hereto desire to modify certain terms and provisions of the Guaranty as set forth herein.

NOW, THEREFORE, in consideration of ten dollars ($10) and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Modification of Guaranty.  The Guaranty is hereby modified as of the Effective Date as follows:

(a)The following definitions are hereby added, in alphabetical order, to Section 1 of the Guaranty or, if already present in the Guaranty, amended and restated in their entirety, as follows:

“Adjusted Total Assets” means, with respect to any Person on any date, all amounts that would be included under total assets on a balance sheet of such Person and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, plus accumulated depreciation, minus (i) goodwill, and (ii) the amount of deferred financing expenses and amortizing intangibles, in the aggregate, that exceeds 10% of Adjusted Book Value; provided, however, that the Adjusted Total Assets of Guarantor shall be calculated by excluding the effects of Guarantor’s consolidation of its non-recourse CMBS style fixed-rate and/or floating-rate securitizations (i.e., the gross up effect of the assets and liabilities and related impacts to EBITDA and Interest Expense of these securitizations due to consolidation will be removed).

“Cash Liquidity” means, at any date of determination, unrestricted Cash.

“EBITDA” means, at any date of determination, the Consolidated Net Income for the four consecutive fiscal quarters of Guarantor most recently ended, excluding the effects of interest expense, taxes, depreciation, amortization, asset write-ups or impairment charges, provisions for loan losses, and changes in mark-to-market value(s) (both gains and losses) of financial instruments; provided, however, EBITDA of Guarantor shall be calculated by excluding the effects of Guarantor’s consolidation of its non-recourse CMBS style fixed-rate and/or floating-rate securitizations (i.e., the gross up effect of the assets and liabilities and related impacts to EBITDA and Interest Expense of these securitizations due to consolidation will be removed).

“Interest Expense” means, for Guarantor on any date, total interest expense, both expensed and capitalized, of Guarantor and its Subsidiaries for such period with respect to all outstanding Indebtedness of Guarantor and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate protection agreements), determined on a consolidated basis in accordance with GAAP, net of interest income of Guarantor and its Subsidiaries for such period (determined on a consolidated basis in accordance with GAAP); provided, however, that the Interest Expense and Indebtedness of Guarantor shall be calculated by excluding the effects of Guarantor’s consolidation of its non-recourse CMBS style fixed-rate and/or floating-rate securitizations (i.e., the gross up effect of the assets and liabilities and related impacts to EBITDA and Interest Expense of these securitizations due to consolidation will be removed).

“Total Liabilities” means, as of a particular date, all amounts that would be included under total liabilities on a balance sheet of Guarantor and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided, however, that the Total Liabilities of Guarantor shall be calculated by excluding the effects of Guarantor’s consolidation of its non-recourse CMBS style fixed-rate and/or floating-rate securitizations (i.e., the gross up effect of the assets and liabilities and related impacts to EBITDA and Interest Expense of these securitizations due to consolidation will be removed).

(b)The definition of “Cash Equivalents” and all references thereto in the Guaranty are hereby deleted in their entirety.

(c)The definition of “Total Liquidity” and all references thereto in the Guaranty are hereby deleted in their entirety.

(d)Section 5 of the Guaranty is hereby deleted in its entirety and amended and restated to read as follows:

5.Certain Financial Covenants.  Guarantor shall not permit with respect to itself (and its Subsidiaries on a consolidated basis) any of the following to be breached, as determined quarterly on a consolidated basis in conformity with GAAP:

Minimum Adjusted Book Value.  Adjusted Book Value to be less than the sum of (x) $250 million plus (y) 75% of the net proceeds received by Guarantor in connection with any issuance of Equity Interests in Guarantor, minus (z) 100% of the amount paid by Guarantor for the repurchase of any Equity Interests in Guarantor, in each case subsequent to June 30, 2017.

Minimum Fixed Charge Coverage Ratio.  Fixed Charge Coverage Ratio to be less than 1.20:1.00.  The Fixed Charge Coverage Ratio of Guarantor shall be determined by excluding the effects of Guarantor’s consolidation of its non-recourse CMBS style fixed-rate and/or floating-rate securitizations (i.e., the gross up effect of the assets and liabilities and related impacts to EBITDA and Interest Expense of these securitizations due to consolidation will be removed).

Maximum Leverage Ratio.  Leverage Ratio to exceed 80%.  The maximum Leverage Ratio of Guarantor shall be determined by excluding the effects of Guarantor’s consolidation of its non-recourse CMBS style fixed-rate and/or floating-rate securitizations (i.e., the gross up effect of the assets and liabilities of these securitizations due to consolidation will be removed).

Minimum Cash Liquidity.  Cash Liquidity to be less than $15 million.

2.Representations.  Guarantor and Seller have taken all necessary action to authorize the execution, delivery and performance of this Amendment.  This Amendment has been duly executed and delivered by or on behalf of Guarantor and Seller and constitutes the legal, valid and binding obligation of Guarantor and Seller enforceable against Guarantor and Seller in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.  No Event of Default has occurred and is continuing, and no Event of Default will occur as a result of the execution, delivery and performance by Guarantor or Seller of this Amendment.  Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Guarantor or Seller of this Amendment has been obtained and is in full force and effect (other than consents, approvals, authorizations, orders, registrations or qualifications that if not obtained, are not reasonably likely to have a Material Adverse Effect).

3.Reaffirmation of Guaranty.  Guarantor hereby acknowledges and agrees that, notwithstanding the execution and delivery of this Amendment and the amendment of the Guaranty hereunder, all of Guarantor’s obligations under the Guaranty remain in full force and effect (as amended by this Amendment) and the same are hereby irrevocably and unconditionally ratified and confirmed by Guarantor in all respects.

4.Conditions Precedent.  This Amendment and its provision shall become effective upon the execution and delivery of this Amendment by a duly authorized officer of each of Buyer, Seller and Guarantor.

5.Agreement Regarding Expenses.  Guarantor agrees to pay Buyer’s reasonable out of pocket expenses (including reasonable legal fees) incurred in connection with the preparation and negotiation of this Amendment promptly (and after Buyer or Buyer’s counsel gives Guarantor an invoice for such expenses).

6.Full Force and Effect.  Except as expressly modified hereby, all of the terms, covenants and conditions of the Guaranty and the other Transaction Documents remain unmodified and in full force and effect and are hereby ratified and confirmed by Guarantor and Seller.  Any inconsistency between this Amendment and the Guaranty (as it existed before this Amendment) shall be resolved in favor of this Amendment, whether or not this Amendment specifically modifies the particular provision(s) in the Guaranty inconsistent with this Amendment.  All references to the “Guaranty” in the Guaranty or to the “Guaranty” in any of the other Transaction Documents shall mean and refer to the Guaranty as modified and amended hereby.

7.No Waiver.  Except with respect to the terms expressly modified by this Amendment, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Buyer under the Repurchase Agreement, the Guaranty, any of the other Transaction Documents or any other document, instrument or agreement executed and/or delivered in connection therewith.

8.Headings. Each of the captions contained in this Amendment are for the convenience of reference only and shall not define or limit the provisions hereof.

9.Counterparts.  This Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement.  Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures.

10.Governing Law.  This Amendment shall be governed in accordance with the terms and provisions of Section 23(c) of the Guaranty.

[No Further Text on this Page; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written and effective as of the Effective Date.

GUARANTOR:

RAIT FINANCIAL TRUST

a Maryland real estate investment trust

By:  /s/ Jamie Reyle

Name: Jamie Reyle

Title: General Counsel

[SIGNATURES PAGES CONTINUE ON NEXT PAGE]

BUYER:

CITIBANK, N.A.

By:  /s/ Richard B. Schlenger

Name: Richard B. Schlenger

Title: Authorized Signatory

[SIGNATURES PAGES CONTINUE ON NEXT PAGE]

ACKNOWLEDGED AND AGREED TO BY

SELLER:

RAIT CMBS CONDUIT I, LLC,

a Delaware limited liability company

By: RAIT Funding, LLC,

a Delaware limited liability company,

its sole Member

By: RAIT JV TRS Sub, LLC,

its sole Member

By: RAIT JV TRS, LLC,

its sole Member

By: ITS MEMBERS:

RAIT Partnership, L.P.,

its Co Managing Member

By:  RAIT General, INC.,

its General Partner

By: /s/ Jamie Reyle

                         Name: Jamie Reyle

                         Title: General Counsel

Taberna Realty Finance Trust, a

Maryland real estate investment

trust, its Co-Managing Member

By: /s/ Jamie Reyle

Name:  Jamie Reyle

Title:  General Counsel

[SIGNATURES PAGES CONTINUE ON NEXT PAGE]

SELLER:

RAIT CRE CONDUIT III, LLC,

a Delaware limited liability company

By: RAIT Partnership, L.P.,

a Delaware limited partnership,

its sole Member and manager

By:  RAIT General, INC.,

a Maryland corporation,

its sole general partner

By: /s/ Jamie Reyle

      Name: Jamie Reyle

      Title:  General Counsel